Exhibit 99.1

(Logo of Sparton Corporation)

FOR IMMEDIATE RELEASE

Sparton Corporation Releases First Quarter Results for Fiscal Year 2004 At Its Annual Shareowners Meeting

(JACKSON, MICHIGAN)—October 22, 2003—At the Annual Shareholders’ meeting today, Electronic Contract Manufacturing Service (EMS) provider Sparton Corporation (NYSE:SPA) announced shareowner voting results and released fiscal 2004 First Quarter financial results.

Current Board of Directors members, James N. DeBoer, David W. Hockenbrocht, and James D. Fast were each reelected to three-year terms expiring in 2006.

Chief Executive Officer and President David W. Hockenbrocht commented on the Company’s progress and the continuing development of its EMS business as well as strategies to begin to add revenue growth through acquisitions. Mr. Hockenbrocht was cautious about the Company’s growth outlook for the near term due to uncertain end market demand in some of its markets.

Mr. Hockenbrocht announced fiscal 2004 First Quarter financial results, which were below expectations. Sales were $36,424,801 with a loss of $2,180,489 ($.27 per share). This compares to the previous year’s First Quarter sales of $36,767,907 and $3,577,835 ($.47 per share) in earnings. The Fiscal 2003 results include the positive impact of the previously announced settlement through which the Company recorded $5,500,000 of income as a partial recovery of costs associated with its Coors Road remediation efforts in Albuquerque, New Mexico. Without this settlement, which resulted in income of approximately $3,630,000 net of tax, Sparton would have essentially broken even, with earnings per share of approximately $.01. While sales are comparable, they reflect a significantly different product mix. Sonobuoy sales, while similar to last year, contributed sharply lower earnings. The Company has encountered technical difficulties in the production of one of its current contracts. Sonobuoy sales are subject to acceptance testing. During the First Quarter of 2004, the testing facility was unavailable until mid-September. Multiple tests were performed at or near the end of September, resulting in a 25% acceptance rate on initial test. Two lots, with sales totaling $2.3 million, failed and require rework. These lots will be shipped and the associated sales recognized in future periods.

In addition, several start-up contracts this year have had negative or minimal gross margins. While improvements have been made on these contracts, sales of $5,533,000 resulted in a gross margin of only $115,000. Above average bid and proposal and development activities, primarily related to government contracts, further adversely impacted current margins. Finally, a redesign effort on an existing product line resulted in a charge to operations of $496,000. This effort is projected to be completed by December 2003. Governmental sales backlog at the quarter’s close on September 30, 2003, totaled $44,986,000.

President David W. Hockenbrocht announced that the Board of Directors at its meeting on October 21, 2003, approved a 5% stock dividend. Eligible shareowners of record on November 21, 2003, will receive the stock dividend. The dividend distribution or payment date was established as December 19, 2003. Cash will be paid in lieu of fractional shares of stock. President David W. Hockenbrocht stated that this is a continuation of a process the Company began last fiscal year as a way to reward our shareowners, as well as demonstrate Sparton’s commitment to the enhancement of shareowner value and increased liquidity of Sparton stock.

The news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “should”, “expectation”, and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and the other factors discussed in the Company’s Form 10-Q for the quarter ended September 30, 2003, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

SPARTON CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)
For the Three-Month Periods ended September 30, 2003 and 2002

	Three-Month Periods

	2003	2002

Net sales	$36,424,801	$36,767,907

Costs of goods sold	35,990,843	33,003,645

	433,958	3,764,262

Selling and administrative income (expenses):

Selling and administrative	(3,759,004)	(3,524,214)

EPA related – net	(74,000)	5,347,000

	(3,833,004)	1,822,786

Operating income (loss)	(3,399,046)	5,587,048

Other income (expenses):

Interest and investment income	230,542	117,297

Equity income (loss) in investment	21,000	(39,000)

Other – net	(58,985)	14,490

	192,557	92,787

Income (loss) before income taxes	(3,206,489)	5,679,835

Provision (credit) for income taxes	(1,026,000)	2,102,000

Net income (loss)	$(2,180,489)	$3,577,835

Basic and diluted earnings per share	$(0.27)	$0.47

Cash dividends	$0.00	$0.00

See accompanying notes:

Notes:

1.	Financial information was taken from the Company’s internal records and is unaudited.

2.	For the three-month periods, average shares outstanding were 7,946,495 in 2003 and 7,941,260 in 2002. Average shares outstanding include the additional shares issued with respect to the 5% common stock dividend declared in January 2003. Differences in the weighted average number of shares outstanding for purposes of computing diluted earnings per share for the three months ended September 30, 2002, were due to the inclusion of the dilutive effect of employee incentive stock options. These differences in the calculation of basic and diluted earnings per share were not material. The effect of stock options were not included in the 2003 calculation as such would have been anti-dilutive due to the current period net loss.

3.	The three-month period ended September 30, 2002, includes the impact of the settlement with various governmental agencies, including the U.S. Department of Energy, in which the Company recovered $5,850,000 of costs associated with its Coors Road remediation efforts in Albuquerque, New Mexico.